TherapeuticsMD,10-K
Exhibit 21.1

SUBSIDIARIES OF THE COMPANY

Name	State or Jurisdiction of Incorporation or Organization
VitaMedMD, LLC	Delaware
BocagreenMD, Inc.	Nevada